Amendment No. 2 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Distributors, Inc.

United Investors Life Insurance Company

United Securities Alliance, Inc.

The participation agreement, dated as of May 15, 2000 by and among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and United Investors Life Insurance Company (the “Agreement”), is hereby amended as follows:

1.	United Securities Alliance, Inc. is added as a party to the Agreement.

2.	The following Section 2.1.12 is added to the Agreement:

“2.1.12 As covered financial institutions we, only with respect to Portfolio shareholders, and you each undertake and agree to comply, and to take full responsibility in complying with any and all applicable laws, regulations, protocols and other requirements relating to money laundering including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA PATRIOT Act).”

3.	The following paragraphs of Section 3 are hereby deleted in their entirety and replaced with the following paragraphs:

“3.1 We will make shares of the Portfolios available to the Accounts for the benefit of the Contracts. The shares will be available for purchase at the net asset value per share next computed after we (or our agent) receive a purchase order, as established in accordance with the provisions of the then current prospectus of the Trust. Notwithstanding the foregoing, the Trust’s Board of Trustees (“Trustees”) may refuse to sell shares of any Portfolio to any person, or may suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustees, they deem such action to be in the best interests of the shareholders of such Portfolio. Without limiting the foregoing, the Trustees have determined that there is a significant risk that the Trust and its shareholders may be adversely affected by investors with short term trading activity and/or whose purchase and redemption activity follows a market timing pattern as defined in the prospectus for the Trust, and have authorized the Trust, the Underwriter and the Trust’s transfer agent to adopt procedures and take other action (including, without limitation, rejecting specific purchase orders) as they deem necessary to reduce, discourage or eliminate such trading and/or market timing activity. You agree to cooperate with us to assist us in implementing the Trust’s restrictions on excessive and/or short term trading activity and/or purchase and redemption activity that follows a market timing pattern.

3.4 You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”). “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus. “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. eastern time. You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (“Day 1”) shall have been received in proper form and time stamped by you prior to the Close of Trading on Day 1. Such Instructions shall receive the share price next calculated following the Close of Trading on Day 1. You represent and warrant that Instructions received in proper form and time stamped by you after the Close of Trading on Day 1 shall be treated by you and transmitted to us as if received on the next Business Day (“Day 2”). Such Instructions shall receive the share price next calculated following the Close of Trading on Day 2. You represent and warrant that you have and will maintain systems in place reasonably designed to prevent Instructions received after the Close of Trading on Day 1 from being executed with Instructions received before the Close of Trading on Day 1.”

4.	Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following Section 9:

“9.	Termination

9.1 This Agreement may be terminated by mutual agreement at any time. If this Agreement is so terminated, we shall, at your option, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio for any or all Contracts or Accounts existing on the effective date of termination of this Agreement, pursuant to the terms and conditions of this Agreement.

9.2 This Agreement may be terminated by any party in its entirety or with respect to one, some or all Portfolios for any reason by sixty (60) days’ advance written notice delivered to the other parties. If this Agreement is so terminated, we may, at our option, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio for any or all Contracts or Accounts existing on the effective date of termination of this Agreement, pursuant to the terms and conditions of this Agreement; alternatively, we may, at our option, redeem the Portfolio shares held by the Accounts, provided that such redemption shall not occur prior to six (6) months following written notice of termination, during which time we will cooperate with you in effecting a transfer of Portfolio assets to another underlying fund pursuant to any legal and appropriate means.

9.3 This Agreement may be terminated immediately by us upon written notice to you if you materially breach any of the representations and warranties made in this Agreement or you are materially in default in the performance of any of your duties or obligations under the Agreement, receive a written notice thereof and fail to remedy such default or breach to our reasonable satisfaction within 30 days after such notice. If this Agreement so terminates, the parties shall cooperate to effect an orderly windup of the business which may include, at our option, a redemption of the Portfolio shares held by the Accounts, provided that such redemption shall not occur prior to a period of up to six (6) months following written notice of termination, during which time we will cooperate reasonably with you in effecting a transfer of Portfolio assets to another underlying fund pursuant to any legal and appropriate means.

9.4 This Agreement may be terminated immediately by you upon written notice to us if we materially breach any of the representations and warranties made in this Agreement or we are materially in default in the performance of any of our duties or obligations under the Agreement, receive a written notice thereof and fail to remedy such default or breach to your reasonable satisfaction within 30 days after such notice. If this Agreement so terminates, the parties shall cooperate to effect an orderly windup of the business which may include, at our option, a redemption of the Portfolio shares held by the Accounts, provided that such redemption shall not occur prior to a period of up to six (6) months following written notice of termination, during which time we will cooperate reasonably with you in effecting a transfer of Portfolio assets to another underlying fund pursuant to any legal and appropriate means.

9.5 This Agreement may be terminated immediately by us upon written notice to you if, with respect to the representations and warranties made in sections 2.1.3, 2.1.5, 2.1.7 and 2.1.12 of this Agreement: (i) you materially breach any of such representations and warranties; or (ii) you inform us that any of such representations and warranties may no longer be true or might not be true in the future; or (iii) any of such representations and warranties were not true on the effective date of this Agreement, are at any time no longer true, or have not been true during any time since the effective date of this Agreement. If this Agreement is so terminated, the Trust may redeem, at its option in kind or for cash, the Portfolio shares held by the Accounts on the effective date of termination of this Agreement.

9.6 This Agreement may be terminated by the Board of Trustees of the Trust, in the exercise of its fiduciary duties, either upon its determination that such termination is a necessary and appropriate remedy for a material breach of this Agreement which includes a violation of laws, or upon its determination to completely liquidate a Portfolio. Pursuant to such termination, the Trust may redeem, at its option in kind or for cash, the Portfolio shares held by the Accounts on the effective date of termination of this Agreement;

9.7 This Agreement shall terminate immediately in the event of its assignment by any party without the prior written approval of the other parties, or as otherwise required by law. If this Agreement is so terminated, the Trust may redeem, at its option in kind or for cash, the Portfolio shares held by the Accounts on the effective date of termination of this Agreement.

9.8 This Agreement shall be terminated as required by the Shared Funding Order, and its provisions shall govern.

9.9 The provisions of Sections 2 (Representations and Warranties) and 7 (Indemnification) shall survive the termination of this Agreement. All other applicable provisions of this Agreement shall survive the termination of this Agreement, as long as shares of the Trust are held on behalf of Contract owners, except that we shall have no further obligation to sell Trust shares with respect to Contracts issued after termination.

9.10 You shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to your assets held in the Account) except: (i) as necessary to implement Contract owner initiated or approved transactions; (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”); or (iii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, you shall promptly furnish to us the opinion of your counsel (which counsel shall be reasonably satisfactory to us) to the effect that any redemption pursuant to clause (ii) of this Section 9.9 is a Legally Required Redemption. Furthermore, you shall not prevent Contract owners from allocating payments to any Portfolio that has been available under a Contract without first giving us ninety (90) days advance written notice of your intention to do so.”

5.	The following Section 10.13 is added to the Agreement:

“10.13 We and you both agree that: (a) if the Trustees approve a revision of Section 3 of the form of Participation Agreement used by the Trust for the purpose of clarifying procedures and responsibilities regarding purchase and redemption of Portfolio shares to address recent regulatory concerns regarding late trading and market timing activity (the “Form”), then we and you will both negotiate in good faith and execute an amendment to Section 3 of this Agreement to achieve the purposes intended by such revision of the Form (“Amendment”); and (b) if an Amendment is not completed and fully executed by you and us by six months after the Trustees’ approval of the revised Form, then this Agreement will terminate immediately at that time, notwithstanding any other termination provisions in this Agreement, and such termination shall be considered a termination by mutual agreement pursuant to Section 9.1 of this Agreement.”

6.	Schedules A, C, D, F and G of the Agreement are hereby deleted in their entirety and replaced with the Schedules A, C, D, F and G attached hereto, respectively.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date of this Amendment is as of November 15, 2003.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST		UNITED INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Karen L Skidmore	By:	/s/ John H. Livingston
Name:	Karen L. Skidmore	Name:	John H. Livingston
Title:	Assistant Vice President	Title:	Secretary and Counsel

FRANKLIN TEMPLETON DISTRIBUTORS, INC.		UNITED SECURITIES ALLIANCE, INC.

By:	/s/ Philip J. Kearns	By:	/s/ Joe Padilla
Name:	Philip J. Kearns	Name:	Joe Padilla
Title:	Vice President	Title:	President

Schedule A

The Company and Its Distributor

THE COMPANY

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

A life insurance company organized as a corporation under Missouri law.

ITS DISTRIBUTOR

United Securities Alliance, Inc.

7730 Belleview Avenue

Suite AG-9

Greenwood Village, CO 80111

A corporation organized under the laws of state of Colorado.

A

Schedule C

Available Portfolios and Classes of Shares of the Trust; Investment Advisers

Franklin Templeton Variable Insurance Products Trust Portfolio	Investment Adviser

Franklin Real Estate Fund Class 2	Franklin Advisers, Inc.

Franklin Zero Coupon Fund, Class 2	Franklin Advisers, Inc.

Templeton Foreign Securities Fund, Class 2	Templeton Investment Counsel, LLC

Templeton Global Asset Allocation Fund, Class 2	Templeton Investment Counsel, LLC

Templeton Global Income Securities Fund, Class 2	Franklin Advisers, Inc.

C

Schedule D

Contracts of the Company

#	Product Name Registered Y/N 1933 Act #, State Form ID	Separate Account Name Registration Date 1940 Act #	Classes of Shares and Portfolios
1	Titanium Investor Variable Universal Life Yes 333-89875 TL99	Titanium Universal Life Variable Account September 15, 1999 811-09675	Class 2 shares of: Franklin Real Estate Fund Franklin Zero Coupon Fund - 2010 Templeton Foreign Securities Fund Templeton Global Asset Allocation Fund Templeton Global Income Securities Fund

2	Titanium Investor Variable Annuity Yes 333-43022 TVA	Titanium Annuity Variable Account September 15, 1999 811-10035	Class 2 shares of: Franklin Real Estate Fund Franklin Zero Coupon Fund - 2010 Templeton Foreign Securities Fund Templeton Global Asset Allocation Fund Templeton Global Income Securities Fund

D

Schedule F

Rule 12b-1 Plans of the Trust

Compensation Schedule

Each Portfolio named below shall pay the following amounts pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan, stated as a percentage per year of Class 2’s average daily net assets represented by shares of Class 2.

Portfolio Name	Maximum Annual Payment Rate
Franklin Real Estate Fund	0.25%
Franklin Zero Coupon Fund	0.25%
Templeton Foreign Securities Fund	0.25%
Templeton Global Asset Allocation Fund	0.25%
Templeton Global Income Securities Fund	0.25%

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) which are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee. “Rule 12b-1 Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules. Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the Compensation Schedule stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

F-1

You shall furnish us with such information as shall reasonably be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency.

You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

F-2

Schedule G

Addresses for Notices

To the Company:	United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, Alabama 35233
Attention: Anthony Mcwhorter, President

To the Distributor	United Securities Alliance, Inc.
7730 Belleview Avenue
Suite AG-9
Greenwood Village, CO 80111
Attention: Dean Rager, President

To the Trust:	Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway
San Mateo, California 94403
Attention: Karen L. Skidmore
Assistant Vice President

To the Underwriter:	Franklin Templeton Distributors, Inc.
One Franklin Parkway
San Mateo, California 94403
Attention: Philip J. Kearns
Vice President

G